Exhibit 11


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No.2-92633 of Blended Asset Series I, Blended Asset Series II, Flexible Yield Series I, Flexible Yield Series II, Flexible Yield Series III, Tax Managed Series, Defensive Series and Maximum Horizon Series (eight of the series constituting Manning & Napier Fund, Inc.) of our reports each dated November 19, 1996, appearing in the annual reports to shareholders for the year ended October 31, 1996, in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
November 21, 1996